Exhibit 4.13

[* * *] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to the company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement is between Amazon Corporate LLC (“Amazon”) and the “Supplier” as listed below and its Affiliates. This Agreement sets the terms for Supplier and its Affiliates to sell certain Products and Services to Amazon and other Purchasers, including [* * *]. Initially capitalized terms are defined at the end of the Standard Terms or elsewhere in this Agreement. The effective date of the Agreement is May 1, 2016 (“Effective Date”).

Supplier:	Kornit Digital Ltd.
Entity Type: (e.g., New York corporation)	Israeli company
NDA effective date:	January 19, 2016

Agreed to by both parties:

Amazon Corporate LLC		SUPPLIER

By:	/s/ Young Lee	By:	/s/ Gabi Seligsohn
Name:	Young Lee	Name:	Gabi Seligsohn
Title:	Director, Business Development	Title:	CEO
Date	Signed: January 10, 2017	Date	Signed: January 10, 2017

		By:	/s/ Guy Avidan
		Name:	Guy Avidan
		Title:	CFO
		Date	Signed: January 10, 2017

Each party’s contacts for routine business and technical correspondence regarding this Agreement are:

	Amazon	Supplier
Technical Contact
Name and title	Aaron Yanelli	Udi HarNof
e-mail	[* * *]	[* * *]
Business Contact
Name and title	Aaron Yanelli	Gilad Yron
e-mail	[* * *]	[* * *]

Each party’s contacts to receive legal notices about this Agreement are:

Amazon		Supplier

With a copy to:		With a copy to:
By mail:	By courier or personal delivery:	By mail:	By courier or personal delivery:
c/o Amazon.com	c/o Amazon.com	P.O. Box xxx	Guy Avidan
P.O. Box 81226	410 Terry Avenue North	Rosh Haain, Haamal 12	Israel
Seattle, WA 98108-1226	Seattle, WA 98109-5210 U.S.A.	Israel	Attention: CFO
U.S.A.	Attention: General Counsel	Attn: CFO	By e-mail: [* * *]
Attn: General Counsel	By e-mail:	Fax: +972.3.908.0280	Attention: CFO
Fax: 206-266-7010	[* * *]Attention: General Counsel	By e-mail:
[* * *]

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Each party may update its contacts above by notice to the other. All legal notices given under this Agreement and any routine business and technical correspondence must be written and in English, and the effective notice date will be the date of receipt or in the case of email, the date on which such notice is transmitted.

This “Agreement” means and consists of:

a.	the foregoing signature and notice pages,

b.	the Standard Terms and Conditions attached as Exhibit A (“Standard Terms”),

c.	the [* * *] attached as Exhibit B,

d.	the Information Security Requirements attached as Exhibit C,

e.	the Services and Service Level Agreement Schedule attached as Exhibit D,

f.	the Product Pricing Schedule attached as Schedule 1,

g.	the Specifications attached as Schedule 2,

h.	the software list attached as Schedule 3, and

i.	consignment part description and prices attached as Schedule 4.

Concurrent with this Agreement, the parties are also agreeing to a warrant agreement, whereby Amazon will receive certain rights to warrants to Supplier.

Remainder of page intentionally left blank

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Exhibit A

STANDARD TERMS AND CONDITIONS

1.       Products; Services.

1.1 Products. Supplier will sell Products and Services to Purchaser during the Term. Except as provided in Section 1.5, below and 4.2 below, Supplier will not stop making or restrict the supply of Products or the performance of Services under this Agreement during the Term.

1.2 Services. Supplier will provide support and other services (“Services”) to Purchaser as the parties may agree from time-to-time and specified in: (a) a Purchase Order issued by Purchaser to Supplier; or, (b) a Work Order or addendum signed by the parties, in accordance with the terms and conditions of this Agreement. References in this Agreement to a “Purchase Order” will be interpreted to include “Work Orders,” unless otherwise specified or inferred by the context. Supplier will provide all equipment, software, materials, spare parts, and supplies required to perform the Services. During the Initial Warranty Period, Warranty related Services will be performed at no additional cost to Purchaser. Supplier will not subcontract any Services or other obligations under this Agreement without the prior written consent of Amazon which consent shall not be unreasonably withheld. The performance of Services or other obligations by an Affiliate of Supplier will not be considered subcontracting. Supplier is responsible for the performance of its Affiliates under this Agreement and for its subcontractor(s)’ compliance with the terms of this Agreement. Supplier and its subcontractors will comply with Amazon’s Rules (as shall be provided or made available to them prior to or upon gaining access to Amazon’s premises) with respect to Supplier’s access to or use of Amazon’s premises. Supplier will comply with the Service Level Agreement attached as Exhibit D hereto.

1.3 Reservation of Rights; Restrictions. Unless specifically otherwise set forth in this Agreement, Supplier reserves all of its rights, title and interest to all intellectual property including the ideas, concepts, techniques, inventions, technologies, processes, methodologies, patents, and rights in and to the Products and to any software, programs and all images, photographs, animations, video, audio, music and text incorporated into the Products, trademarks, copyrights and trade names relating to and in the Products and their creation and all modifications, improvements or changes therein or thereto (all jointly, "Supplier Intellectual Property"). Purchaser acknowledges and agrees that the Software is licensed and not sold to Purchaser. Unless otherwise specifically set forth in this Agreement, Purchaser never acquires title to the Supplier Intellectual Property Rights or Software and all rights not expressly granted herein are reserved to Supplier.

Except as specifically otherwise set forth in this Agreement, Purchaser shall not (i) create derivative works based on the Products and/or the Software; (ii) copy, frame or mirror any part or content of the Ink and/or of the Software installed on the printer Product as firmware; (iii) reverse engineer the Ink and/or the Software, or any composition made using the Ink; (iv) access the Software and/or Ink in order to build a competitive product or service; (vi) change, distort or delete any patent, copyright or other proprietary notice which appear on or in the Product (or in the Software); or (vii) operate or make use of the Products in any way that violates any applicable law or regulation. In the event Purchaser rents, leases, sells or otherwise transfers the Products to a third party in accordance with this Agreement; Purchaser agrees that it will require such third party to be bound by the provisions of this Section 1.3 hereof as a condition of such sale, rental, lease or other transfer.

1.4 Prices. Product and Services prices will be as set forth in Schedule 1 or as otherwise agreed by the parties. [* * *].

1.5 Changes. Supplier will provide Amazon with at least 12 months advance written notice (“Notice”) of its intent to (a) stop supporting, manufacturing, licensing, or selling a Product or performing a Service (collectively “EOL”), or (b) make changes to the Products, including design, location of manufacture, manufacturing process or materials, programming, or other inputs that in connection with form, fit, function, performance, or reliability of the Product would materially impact the ability to use of the Products in the same manner as they were used before such changes, (collectively “Changes”). Without limiting the foregoing, Supplier will not ship any changed Product to a Purchaser without first receiving Amazon’s written consent. In the event of an EOL or Product Change that is not acceptable to Amazon, Supplier will provide Purchaser(s) with a last time buy opportunity for EOL Products or Products subject to Change(s). Purchasers will have the right to purchase quantities of these Products up to the greater of the quantities (a) purchased by Purchasers in the [* * *] prior to receipt of Notice, or (b) forecasted by Purchasers for the [* * *] after Notice is received. Purchasers will place a Purchase Order for the last time buy at least 30 days prior to the end of the Notice period. The parties agree to mutually develop a plan to mitigate any EOL or Product Change to ensure no adverse business impact on Amazon.

1.6 Ink. Notwithstanding Section 1.5, for at least 36 months after the earlier of (i) the end of the Term or (ii) 18 months after the purchase of the last printer Product under the Agreement (the “Wind Down Period”), Supplier agrees to manufacture and sell to Purchaser Ink and all other parts, components, and supplies (including print heads) necessary for continued operation of all previously purchased printer Products in such quantities as the Purchaser requests. The Ink and other parts, components, and supplies will be compatible with the Products without modification or material degradation of Products’ performance and may only be modified with Amazon’s prior approval. Supplier will be relieved of the above undertakings in this Section 1.6 if, after the first year of the Wind Down Period, all of the following are true: (a) neither Supplier nor any of Supplier’s distributors are making the Ink commercially available, (b) during the most recent full Ink Measurement Period, the aggregate amount of Ink purchased under this Agreement was less than [* * *] liters, and (c) upon receiving at least [* * *] prior written notice that Supplier intends to discontinue Ink production, Purchaser fails to commit to purchase at least [* * *] liters of Ink during the current Ink Measurement Period (or a prorated amount of Ink if the Wind Down Period will expire before the end of the current Ink Measurement Period). For the avoidance of doubt, there will be no minimum Ink requirement for as long as the Ink is made commercially available by Supplier or Supplier’s distributers. Supplier warrants that it will maintain at all times during the Term and during the Wind Down Period, a reserve stock of Ink (“Reserve Ink”) in [* * *] at least equal to [* * *]. Notwithstanding the above, the parties will discuss the size of the Reserve Ink after the delivery of any Forecast and may adjust the volume of Reserve Ink by mutual written agreement.

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1.7 [* * *]

1.8 [* * *]

(1)       [* * *], and

(2)       [* * *].

1.9 Consignment Parts. Supplier will store mutually agreed upon Consignment Parts as set forth in Schedule 4 hereto (and as updated as agreed upon, periodically via email confirmed by both parties) at Purchaser agreed upon designated sites, as may be updated by the parties from time to time, solely for use with Purchaser Products until (a) Purchaser purchases such Consignment Parts from Supplier, (b) Purchaser returns the Consignment Parts to Supplier, or (c) the Agreement is terminated for any reason. Purchaser employees with Supplier-provided Level 3 training, designated Purchaser employees, and Supplier will each have access to remove Consignment Parts from the storage area (the “Consignment Locker”). Pricing for the Consignment Parts will be as set forth in Schedule 4. Legal title to each Consignment Part transfers to Purchaser at the time either (i) Purchaser designated employees removes it from the Consignment Locker or (ii) Purchaser accepts such Consignment Part by Supplier. Consignment Parts used in the previous quarter will be payable in accordance with the terms of Section 7.2. Purchaser may reject, and return to Supplier at Supplier’s expense, defective or damaged Consignment Parts at no cost.

2.       [* * *]; Affiliates.

2.1 [* * *].

2.2 Affiliates. If any Amazon Affiliate wants to buy Products or Services directly from Supplier under this Agreement’s terms, it may issue a Purchase Order, or enter into a Work Order or addendum under this Agreement, and this Agreement will apply to those purchases as if the Amazon Affiliate was a signatory to the Agreement. Each purchase by an Amazon Affiliate under this Agreement will be an obligation of that Amazon Affiliate only, and Amazon will have no liability for these purchases. The terms and conditions of this Agreement will apply to each Supplier Affiliate as if that Supplier Affiliate was a signatory to this Agreement if: (a) Supplier utilizes the Supplier Affiliate(s) to perform its obligations under this Agreement; or (b) the Supplier Affiliate(s) accept a Purchase Order or Work Order from a Purchaser for Amazon.

3.       Ordering.

3.1 Purchase Orders. Purchasers may submit Purchase Orders on paper, by fax or electronically. Supplier will accept and fulfill any Purchase Order for non-printer Products that complies with this Agreement’s terms (e.g., on price as set forth in the pricing schedule). A Purchase Order, or executed Work Order or addendum is Supplier’s only authorization to ship Product to Purchaser or to perform Services. Supplier will accept and fulfill any Purchase Order for printer Products submitted by Purchaser that is submitted at least [* * *] prior to the Delivery Date (for shipment via sea freight) and is within the Quarterly Forecast (as defined in Section 4.2). The foregoing sentence shall not apply to orders of less than or equal to [* * *] printer Products.

4.       Operations.

4.1 Manufacturing Facilities, Supply Chain Management. Supplier will manufacture the Product only at the facilities originally approved by Amazon. Any changes in location of manufacture are subject to the notice requirements in accordance with Section 1.5 and Amazon’s approval, which may not be unreasonably withheld. Supplier is solely responsible for managing its supply chain and resources. Purchaser has no liability for any aspect of Supplier’s supply chain or operations.

4.2 Capacity Planning and Allocation. Forecasts are for planning purposes only, are non-binding, and are not an order, purchase, or commitment. Amazon will [* * *] to provide Supplier a Forecast each quarter (a “Quarterly Forecast”) of the estimated printer Products that Purchaser will order in the next [* * *] prior to the beginning of [* * *]. At a minimum, Supplier will allocate enough manufacturing capacity, components, raw materials, and parts for the Product to be able to meet each Quarterly Forecast. To the extent that amount of Products under the Purchase Orders exceed the Quarterly Forecast, Supplier will not be obligated to accept the Purchase Orders referring to amount of Products exceeding the Quarterly Forecast, provided however, [* * *].

4.3 Shipment, Packing, and Delivery. Unless otherwise mutually agreed to by the parties on an individual Purchase Order, Supplier will deliver all Product [* * *] (Incoterms 2010) to the location designated in the Purchase Order. Supplier will ship the Product units only via carriers qualified to generally accepted international standards for shipment of similar goods. Supplier will handle, pack, mark, and ship the Product units in accordance with generally accepted international standards for similar goods, and will use packing and labeling specifications that Purchaser reasonably requires. Supplier will mark the Product units and packaging with the country of origin as required by applicable Law, and provide a certificate of origin and any other documents required for customs clearance or tax purposes. The Delivery Date is a material term of this Agreement, and time is of the essence for all Product unit deliveries and performance of Services. Supplier will not deliver Product units before the Delivery Date without the applicable Purchaser’s prior written consent. If Purchaser returns any Product under this Agreement, they will be returned [* * *] (Incoterms 2010), Purchaser’s place of business. Supplier will be the exporter and importer of record for ensuring that all returns comply with all export and import regulations. Title and risk of loss or damage for returned Products transfer to Supplier upon delivery to Supplier’s designated carrier. Supplier agrees that any duties and taxes that may be recoverable by the Supplier will not be charged or collected from Purchaser.

4.4  [* * *]

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4.5 Import/Export. Supplier will be the importer and exporter of record on all cross-border transactions (including Product returns), will not list Purchaser on any import, export, or other customs documentation, and will be directly responsible forensuring that those cross-border transactions comply with all export and import regulations (including export licensing, shippers export declaration, and export invoice). Without limiting the foregoing, any export or import document must, among other matters, separately itemize and state the separate value for each item of hardware, software, set-up, and any non-dutiable service. Supplier will be responsible for all duties (in North America, the US and Europe), export charges, and any other amounts imposed by any governmental agency related to all import and export of items under this Agreement. Supplier will be solely liable for and will defend, indemnify, and hold each Purchaser harmless against any liability or damages arising out of Supplier’s breach of this Section 4.5, including any taxes, duties, interest, or penalties.

4.6 Title; Risk of Loss. All rights, title, interests, and all risks of loss and damage to any Product will pass to the applicable Purchaser in accordance with agreed upon Incoterms at the location of delivery specified in the Purchase Order.

4.7 Installation & Acceptance. Supplier will install any Products for which Purchaser pays the installation fee specified in Schedule 1 or for which installation is covered by the Maintenance Services. Amazon may inspect the Products prior to completion of installation as set forth in Section 9.

4.8 Resources for Products. Supplier will assign at least one account management contact and a backup contact to provide support to Amazon or Amazon’s designee. Amazon will have the right to approve each account management contact that Supplier intends to appoint to perform under this Section 4.8. Prior to appointing any account management contact, Supplier will identify the account management contact to Amazon and provide Amazon with reasonable information as to the qualifications of the account management contact. Amazon will not unreasonably object to the identity of an offered account manager. To the extent Supplier engages any third party to provide support to Amazon, Supplier will not preclude, or attempt to preclude, contractually or otherwise, that third party from contracting directly with Amazon to provide support for the Products after the Term or if Supplier no longer agrees to provide support for the Products under the terms of this Agreement.

4.9 Maintenance. Upon receipt of a Purchase Order for Maintenance Services, Supplier will provide the Maintenance Services as described in Exhibit D in consideration for the prices set forth therein.

5.       Cancellation and Rescheduling.

5.1 Cancellation; Rescheduling. Purchaser may cancel or re-schedule all or any part of a Purchase Order for any Product, without cancellation or other charges, if it cancels such Purchase Orders within [* * *] after Supplier’s acceptance of the Purchase Order or reschedules such Purchase Order (i.e. one time delay of shipment by no more than [* * *]) at least [* * *] prior to the Supplier’s carrier’s receipt of the applicable Products.

5.2 Cancellation for Late Delivery; Epidemic Failure. If delivery of any Product or Service is delayed by more than [* * *] beyond the Delivery Date, Purchaser may cancel the Purchase Order by written notice to Supplier within [* * *] of the original Delivery Date, without liability. If an Epidemic Failure occurs, Purchaser may, within [* * *] of first learning about such Epidemic Failure, cancel or reschedule any Purchase Orders for any similar Product upon written notice to Supplier, without liability.

6.       Inspection; Reports.

6.1 Purchaser Inspection. Purchaser may inspect Product units at any Supplier facility (provided however, that inspections in any Supplier’s subcontractors’ facilities shall be subject to reasonable prior notice unless the nature of the inspection requires an unannounced inspection) or any Purchaser facility to see whether the Products comply with this Agreement. If an Epidemic Failure occurs, Purchaser may require Supplier to bear pre-approved expenses of these inspections until the acceptable quality rate has been regained and met for at least [* * *]. Inspections that are done, or not done, will not affect any of Purchaser’s rights under this Agreement.

7.       Invoices and Payment.

7.1 Payment Terms. Unless otherwise agreed in a Work Order or addendum, (i) Products (other than Consignment Parts) will be invoiced upon shipment to Amazon, (ii) Warranty Period Extensions will be invoiced upon the receipt of such Purchase Order, (iii) Maintenance Services, if retained, will be invoiced on a pro rata basis [* * *] and (iv) Consignment Parts used [* * *] will be invoiced at the end of [* * *]. Each invoice will be stated only in U.S. dollars or local currency as referred to in the Purchase Order as requested by Amazon, and will contain enough detail to let Purchaser determine its accuracy. Subject to Section 9, Purchaser will pay a correct and undisputed invoice for that Purchase Order (a) for all purchases other than printer Products, net [* * *] after invoice (subject to receipt of the applicable Products) and (b) for printer Product, (I) net [* * *] after completion of Installation of the Products, unless Purchaser informs Supplier of a problem with the Product or (II) if Purchaser does not allow Supplier to begin Installation within [* * *] after delivery of printer Product to a Purchaser facility, then net [* * *] after such delivery. If VAT, GST, or a similar tax is chargeable under applicable Laws, Purchaser will require a valid VAT, GST, or other invoice before making payment and reserves the right to withhold payment until a compliant invoice has been provided. Payments may be made according to Purchaser’s then-current payment policies, which may include electronic payment. Payment of an invoice without asserting a dispute is not a waiver of any claim or right. [* * *].

7.2 Financing Products. Amazon may direct Supplier to send invoices for any Purchase Order issued under this Agreement to a “bill to” Affiliate entity and address that is different from the “ship to” entity and address. Those directions will not alter the responsibility of Purchaser to pay all properly payable amounts on any invoice in accordance with the terms of the Purchase Order and this Agreement if the “bill to” entity does not pay those amounts as set forth in this Agreement. Alternatively, Amazon may assign any Purchase Order issued under this Agreement, including title to the Products covered by that Purchase Order, to an Affiliate by providing written notice to Supplier.

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8.       Warranties and Compliance.

8.1 Upon Delivery. Supplier warrants that, when delivered: (a) all Product units will be new and unused; (b) all Product will be provided with good and marketable title, free and clear of any and all liens and other encumbrances; (c) the Products and Services will not infringe, misappropriate, or otherwise violate any third party Proprietary Right; (d) the Product and Services will conform to all the requirements of applicable Law, including all applicable health, safety, and environmental regulations, of the [* * *], and other jurisdictions agreed to by Supplier and Purchaser; (e) no Product unit will contain any copy protection, automatic shut-down, lockout, “time bomb”, or similar mechanisms that could interfere with Amazon’s rights under this Agreement or any viruses, “Trojan horses”, or other harmful code; (f) all Product units will conform to the Specifications; and (g) except as listed on Schedule 3, no Product or Service will be subject to any license that requires that Product, Service or any Software, such as Software used with any Purchaser Device, be disclosed or distributed in Source Code form, licensed for the making of derivative works, or freely redistributable.

8.2 For Warranty Period. Supplier warrants that for [* * *] from the date of invoice (the “Initial Warranty Period”) and during any Warranty Period Extensions that all: (a) Products will be free from defects in design, material and workmanship; (b) Products will conform to the Specifications and; (c) Products will conform to Supplier Documentation (to the extent that it does not conflict with the Specifications). Amazon may at its sole option, at any time, purchase a warranty program for additional [* * *] periods (each a “Warranty Period Extension”; the Initial Warranty Period and all Warranty Period Extensions are collectively the “Warranty Period”) for any printer Product unit for the warranty program price set forth in Schedule 1. During the Warranty Period, the Supplier will provide the Warranty Services listed in Exhibit D. During the Initial Warranty Period, Warranty related Services will be performed at no additional cost to Purchaser.

8.3 Compliance. Supplier further warrants that it will comply with the (i) Code of Business Conduct and Ethics posted at http://phx.corporate-ir.net/phoenix.zhtml?c=97664&p=irol-govConduct, and (ii) Code of Standards and Responsibilities posted at http://www.amazon.com/gp/help/customer/display.html?ie= UTF8&nodeId=200885140, as either may be modified by Amazon from time-to-time. Notwithstanding anything to the contrary in this Agreement, Amazon may: (a) perform, or have its designee perform, unannounced audits at any time during the Term to validate whether Supplier is in compliance with this Section 8.3 and, (b) without derogating from its then outstanding liabilities to pay the Supplier for Products and Services, immediately terminate or suspend performance under this Agreement if Supplier materially breaches this Section 8.3.

8.4 Product/Services Compliance. Without limiting Supplier’s other obligations under this Agreement, Supplier will, at its cost and expense, take whatever actions are required, and will reasonably cooperate with Amazon, sufficient to ensure that the Products and Services, as well as their development, manufacture, supply, and use, comply with all applicable Laws of the [* * *], and other jurisdictions agreed to by Supplier and Purchaser. Without limitation, Supplier will be responsible for collecting, directly from each of its suppliers and subcontractors, all test reports, declarations, certifications, and other documentation and materials necessary or useful to ensure environmental compliance of the Product (collectively, “Environmental Documentation”). This will include collecting these items for ROHS (EU or China), REACH, halogen free, California Proposition 65, energy efficiency, battery recycling, and all other applicable environmental Laws. Upon Amazon’s request, Supplier will send all Environmental Documentation to Amazon’s Compliance Team. Supplier will gather any additional information or documentation from suppliers and subcontractors requested by Amazon in connection with Amazon’s environmental or other compliance efforts.

8.5 Returns; Customer Confidentiality. Amazon and its Affiliates have no obligation to return to Supplier any Product, or Product component, which may contain any Amazon or Amazon Affiliate’s customer confidential information, including hard disk drives, solid state drives, and other memory devices, in order for Supplier to perform its warranty or other obligations under this Agreement. If a NC Product or NC Product component cannot be returned for this reason, Amazon will provide Supplier with a periodic report detailing the NC Product or components, and provided that the non-conformance occurred during the Warranty Period, and that the Supplier was unable to guide Amazon as to how to remove the confidential information, Supplier will reimburse Amazon the Market Value of such Products or components within 30 days after receiving Amazon’s warranty failure report along with the NC Product following deletion of confidential information, or without the NC Product if Amazon was unable to remove the confidential information from such NC Product.

8.6 Necessary Rights Warrant. Supplier represents, warrants, and covenants that Supplier has all rights necessary to sell the Products and perform the Services and to allow Purchaser to directly and indirectly use, import, distribute, lease, sell, offer for sale, and otherwise dispose of the Product without restriction or additional charge. Notwithstanding the previous sentence, Purchaser may only sell Ink or other consumable Products to Affiliates and [* * *]. [* * *].

8.7 Maintenance Services. Supplier’s obligations to provide the Maintenance Services shall not apply to maintenance, repair or replacement necessitated in whole or in part by: (i) catastrophe, fault or gross negligence of the Purchaser; (ii) improper or unauthorized use such as without limitation, use of improper or non-conforming thinner, solvents, inks or other consumables, (iii) installation, modification or repair other than by Supplier, its authorized technical representatives, or Supplier-trained Purchaser personnel; or (iv) deviation from the maintenance procedures in the express written instructions and documentation provided by Supplier, removal of the Products from  the original Site (unless the applicable Product was installed or tested at new Site by Supplier or its authorized technical representatives), power failure or failure to maintain the expressly documented environmental conditions at the installation site.

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8.8 Software. Supplier represents, warrants, and covenants that except as approved in writing in Schedule 3 or in advance by Amazon prior to delivery to Purchaser, the Products shall not contain (1) any software, documentation or other items that are licensed from or proprietary to any third party; or (2) any software, documentation or other items that are subject to any open source, public source or freeware terms, including any GNU general public license, limited GNU public license, BSD or similar terms requiring disclosure or distribution of source code, licensing of derivative works or any distribution without charge (collectively, “Open Source”). Supplier shall provide any approved Open Source in accordance with the applicable Open Source terms and shall incorporate such Open Source in a manner that does not subject any Amazon rights or intellectual property to such Open Source terms.

8.9 No Additional Warranty. Except as set forth in this Agreement, Supplier makes no other warranties of any kind, express, implied statutory or otherwise with respect to the Products, Software and/or Services, and expressly disclaims any such warranties including without limitation any express, statutory or implied warranties of merchantability, non- infringement, or fitness for a particular purpose.

9.       [* * *].

9.1 [* * *].

9.2 [* * *] .

9.3 [* * *].

9.4 [* * *].

9.5 [* * *].

10.       Indemnification.

10.1 Indemnity. Supplier will, at its sole expense and at Amazon’s written request, defend, hold harmless, and indemnify Purchasers and their respective successors, assigns, directors, officers, employees, agents, customers, affiliates, and distributors (each, an “Indemnified Party” or “Indemnified Parties”), from all third party claims, demands, and legal proceedings, including all liabilities costs, and expenses in connection with defending such claims, demands and proceedings (including reasonable attorneys’ fees incurred and those necessary to successfully establish the right to indemnification) and deriving from any judgment or settlement (“Claims”) in proportion and to the extent based on a claim that, if true, would establish: (a) Supplier’s negligence or willful misconduct; (b) that Supplier or any Product or Service infringes, misappropriates, or otherwise violates any third party’s Proprietary Right; (c) that Supplier has breached this Agreement; (d) that a Product or Service has caused a Hazard; (e) Supplier (including its suppliers and subcontractors) failed to comply with applicable Law; (f) any Product’s failure to comply with any applicable Law under Section 8.4; or (g) a Claim that is brought by or for a Supplier subcontractor, supplier, employee, or agent in connection with this Agreement, in any event under (a)-(g) to the extent that the underlying Claim is not based on any modification to the Product by anyone other than Supplier (or its subcontractors, suppliers, or agents), any breach of this Agreement by Purchaser, or on the use of the Product in violation of the express instructions and documentation provided by Supplier. Supplier waives any immunity, defense, or protection under any workers' compensation, industrial insurance or similar Laws in connection with any such Claim (including the Washington Industrial Insurance Act, Title 51 RCW). This Section 10.1 is not a waiver of Supplier’s right to assert any immunity, defense, or protection directly against any of its own employees or their estates or representatives.

10.2 Process. Amazon will give Supplier reasonable notice of each Claim for which it wants indemnity under Section 10.1. Purchaser will also give Supplier its reasonable cooperation in the defense of each Claim, at Supplier’s expense. Supplier will use counsel reasonably satisfactory to Amazon to defend each Claim. Each Indemnified Party may participate in the defense at its own expense. If at any time Amazon reasonably determines that any Claim might adversely affect any Indemnified Party, then without limiting Supplier’s indemnification obligations, Amazon may take control of the defense of the Claim, and in such event Amazon and its counsel will proceed diligently and in good faith with that defense while cooperating with Supplier in connection therewith. Supplier may settle any Claim in its sole discretion if the settlement requires only a payment that Supplier must and does pay under this Section 10. Otherwise, Supplier will not settle any Claim without the Indemnified Parties’ prior written consent, which may not be unreasonably withheld. Supplier will see that any settlement it makes of any Claim is made confidential, except where applicable Law does not permit that. Supplier’s duty to defend is independent of its duty to indemnify.

10.3 Duty to Correct. If an intellectual property infringement Claim is made or Amazon reasonably concludes that such intellectual property infringement claim may be made and in each case, Amazon reasonably believes that this may have a material impact on its use of the Products or its rights under this Agreement, and with respect to a potential claim Amazon shall have requested Supplier to provide its estimation as to the chances of such claim to be filed and accepted, Supplier will also do one of the following, at Supplier’s option and Supplier’s sole risk and expense for each infringing or allegedly infringing Product or Service: (a) procure Purchaser’s right to continue directly and indirectly using, importing, distributing, leasing, selling, offering for sale, and otherwise disposing of it; (b) replace it with a non-infringing version; or, (c) modify it so that it becomes non-infringing. Any replacement or modification must provide equivalent performance and meet Supplier’s warranties under this Agreement. If Supplier cannot accomplish (a), (b) or (c), [* * *] of the affected Product and Amazon will return the affected Products to Supplier at Supplier’s cost.

10.4 Return of Infringing Products. In addition to rights under Section 10.3, Purchaser may return any Product units in its inventory that are subject to any infringement Claim covered under Section 10.1, at Supplier’s sole risk and expense at Purchaser’s reasonable discretion. Supplier will refund the then [* * *], and all associated shipping and insurance charges, within 30 days after their return.

10.5 Adverse Claims Notice. If the supply, use, resale, distribution, or other disposition of any Product under this Agreement is (or may reasonably be expected to be) enjoined for any reason, Supplier will give Amazon notice as far in advance as reasonably possible.

11.       [* * *].

11.1 [* * *].

11.2 [* * *].

11.3 [* * *].

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11.4 Rights to Amazon.

(1)       Supplier grants a worldwide, fully-paid, royalty-free, non-exclusive, irrevocable license to (i) Amazon (which license Amazon covenants not to exercise except [* * *], subject to subsection (2)) and (ii) Supplier’s vendors and suppliers to Amazon [* * *] upon [* * *] (which license such vendors and suppliers to Amazon covenant not to exercise except on [* * *];

(A)       to make and have made, use, import, demonstrate, publicly display, modify, and reproduce, the Products, Supplier Technology, and related copyright, patent, trade secret, mask work, and other Proprietary Rights;

(B)       to grant sublicenses to third parties as to any or all of the rights granted to Amazon under this Section 11.4 for the sole purpose of manufacturing Products for use by Purchasers; and

(C)       (solely with respect to sales and distribution by Supplier’s vendors and suppliers and [* * *] to Amazon and its Affiliates, agents, and subcontractors after [* * *]) to distribute, offer to sell, and sell the Products.

The rights granted in clause (A) above may only be used to provide Products and Services to Amazon and other Purchasers and their respective Affiliates, agents, and subcontractors and to support the operation, maintenance, and use of the Products.

(2)       If, following [* * *], (a) Supplier demonstrates to Amazon's reasonable satisfaction that the circumstances giving rise to [* * *] have been cured and that Supplier will fully perform under this Agreement going forward and (b) Supplier reimburses Amazon and Purchasers all of their costs associated with or resulting from [* * *], including without limitation costs (including capital costs, if applicable) to manufacture or obtain alternate products or services or otherwise utilize the Supplier Technology (and any costs to switch back to obtaining Products and services from Supplier), then Supplier may request, on [* * *], that Amazon and its suppliers and vendors stop exercising the license under this Section 11.4. For clause (b) above, Supplier may purchase any capital equipment purchased by Purchaser for the purpose of utilizing the Supplier technology as part of Supplier’s reimbursement obligation. Thereafter, Amazon and its vendors and suppliers will covenant not to exercise the license except on [* * *] (however, they may continue to exercise the license as necessary to fulfill any product orders then in process).

11.5 Modifications. Supplier will be the exclusive owner of any modifications or derivative works created by or for Amazon under, or pursuant to the rights granted under, this Section 11 and Supplier grants Amazon and its Affiliates a non-exclusive, worldwide, irrevocable, royalty-free, fully paid-up license to such modifications and derivative works for the entire duration of their protection including any extension and renewal.

12.       Work Product. [INTENTIONALLY DELETED – TO BE INCLUDED IN ANY SERVICES WORK ORDER].

12.1 Feedback. If Supplier or any of its Affiliates give Amazon or its Affiliates any feedback, suggestions, recommendations, or other input regarding any Amazon product, technology, or service (“Feedback”), then Supplier, on behalf of itself and its Affiliates, will and hereby does grant to Amazon and its Affiliates, in the most extensive way possible under applicable Laws, a worldwide, royalty-free, fully paid-up, non-exclusive, irrevocable, license (with rights to sublicense through multiple tiers of sublicensees) for the entire duration of their protection (including any extension and renewal) to: (a) to adapt, modify, and create derivative works of the Feedback; and, (b) to make, have made, use, copy, offer to sell, sell, perform, display, distribute, import, and otherwise dispose of the Feedback (and adaptations, modifications, and derivative works of the Feedback) and any product, technology, or service that incorporates, is combined or used with, or marketed for use or combination with, any Feedback.

13.       Licenses.

13.1 Software License. If Supplier provides any Software to a Purchaser, including any Supplier proprietary or third party software either incorporated into a Product or provided in relation to a Product, then Supplier hereby grants Amazon and its Affiliates: a worldwide, non-exclusive, perpetual, irrevocable, transferable, royalty-free, fully paid-up license to the Proprietary Rights for the entire duration of their protection (including any extension and renewal) in connection with and in order to use the Products in accordance with this Agreement: (a) to install, use, operate, and copy the Software on any number of networked or non-networked hardware at any facility or location; (b) to use and copy any Software documentation as necessary or desirable in connection with the installation, use, and operation of the Software; (c) under any current and future patents owned or licensable by Supplier to the extent necessary: (i) to exercise any license right granted in this Section 13; and (ii) to combine the Software with any hardware and software; and, (e) to sublicense to third parties the foregoing rights, including the right to sublicense to further third parties.

13.2 Acknowledgment. For the purposes of Section 365(n) of Title 11, United States Code, all rights and licenses granted to Amazon under this Agreement will be deemed to be licenses of rights to “intellectual property” as defined under Section 101(56) of Title 11, United States Code.

13.3 Product Software. If Software is delivered under this Agreement or otherwise in connection with the Product or Services, the term “Product” or “Services”, as applicable, will be deemed to include Software. Supplier agrees to correct any non-compliance of the Software as soon as possible. For clarity, “non-compliance” of Software means failure of the Software to comply with Supplier’s warranties in Section 8 of the Agreement (including by way of example a failure to comply with the applicable portion of the Specifications) or a defect in the Software that causes the hardware portion of a Product become an NC Product.

14.       Disaster Recovery Plan and Insurance.

14.1 Disaster Recovery Plan. Supplier will within [* * *] of the date hereof have and follow a written disaster recovery plan (the “Disaster Recovery Plan”) to ensure the performance of Services and supply of Products to Purchaser if a Force Majeure or other similar disruption occurs. Supplier will submit a proposed Disaster Recovery Plan to Purchaser for review upon its written request.

14.2 Insurance. During the Term and regarding insurance that are “claimed made” for [* * *] afterwards, Supplier will have insurance coverage as described below. Supplier will be solely responsible for all amounts that must be paid or retained for that insurance. Supplier’s insurance will include the following coverage:

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Coverage Type	Minimum Coverage Limits
PUBLIC (THIRD PARTY) LIABILITY INSURANCE POLICY	$[* * *] per occurrence and general aggregate
Employers' Liability Insurance Policy	$[* * *] per occurrence and general aggregate
Fidelity Bond (or similar policy covering employee dishonesty)	$[* * *] per loss
Electronic Products and Services Errors or Omissions, and Product Liability Insurance	$[* * *] per occurrence and general aggregate

Supplier will purchase the insurance required above from an insurance company that has an excellent ability to meet its ongoing obligations to policyholders, and is not under regulatory supervision or under an order of liquidation by a court of law. The insurance company shall also have a financial size (based on their capital, surplus and conditional reserve funds) of at least $[* * *]. The insurance policies listed above must: (a) not be able to be cancelled or have coverage reduced without [* * *] notice from the Supplier to Amazon; (b) except for Fidelity Bond (or similar policy covering employee dishonesty) and Electronic Products and Services Errors or Omissions, and Product Liability Insurance, provide coverage on an occurrence basis; (c) waive any insurer right of subrogation against Amazon, its Affiliates, and their respective officers, directors, and employees except for malicious damage; (d) except for Fidelity Bond (or similar policy covering employee dishonesty) and Electronic Products and Services Errors or Omissions, and Product Liability Insurance, provide primary coverage, without any right of contribution from any other insurance that Purchasers may have; and (e) the Third Party Liability insurance shall be extended to indemnify Amazon and its Affiliates, and their respective officers, directors and employees for liability imposed on it as a result of acts and/or omissions of Supplier and liability as provided for in this Agreement, subject to a cross-liability clause according to which the insurance is deemed to have been issued separately for each of the individuals of the insured. The Third Party Liability insurance shall be extended to indemnify Amazon and its Affiliates, and their respective officers, directors and employees for liability imposed on it as a result of acts and/or omissions of Supplier and liability as provided for in this Agreement. Supplier will send Amazon certificates of insurance for the above by the Effective Date and at each later policy renewal, via email to: Amazon Risk Management at [* * *]. Nothing in this Section 14.2 or Purchaser’s actions under it modifies any of Supplier’s obligations under this Agreement.

15.       Quality Improvement. Supplier will work with Amazon to continually improve Product quality and reliability based on agreed targets and corrective actions that are designated from time-to-time. If Supplier becomes aware of the reasonable likelihood of a decline in Product quality or reliability, Supplier will immediately notify Amazon of the potential decline and use its best efforts to prevent it.

16.       Confidentiality and Public Statements. The parties’ disclosures and activities in connection with this Agreement are subject to the NDA. But notwithstanding the NDA, Purchaser may continue to retain and use Confidential Information after the termination of this Agreement or the NDA to the extent necessary to service, support, maintain, and troubleshoot the Product. This Agreement’s specific terms are Confidential Information. All subject to information (including a copy of this Agreement) that the Supplier may be required, in the context of a registration statement or periodic report, to file with the Securities and Exchange Commission (the “SEC”) or otherwise under the US Securities Act of 1933, as amended, and the US Securities Exchange Act of 1934, as amended. Subject to above exclusion, provided however that Supplier shall notify Purchaser in writing of any such filing requirement and shall allow Purchaser a reasonable opportunity (but no more than 5 business days) to review and redact any document that is about to be filed if such document reveals Confidential Information included in this Agreement and provided further that upon Purchaser’s request, Supplier shall take reasonable commercial efforts as shall be advised by Suppliers’ legal advisors, to request confidential treatment from the SEC in connection with this Agreement, however should such request be rejected by the SEC, the Supplier shall act as shall be further required according to its legal Counsel advice in connection with such disclosure. Supplier will not use Amazon’s name or marks, any Amazon Affiliate’s names or marks, issue any press release or make any public statement regarding or mentioning, or otherwise disclose, this Agreement, Supplier’s business relationship with Amazon or its Affiliates, any Purchaser Device, or Amazon’s or any of its Affiliate’s product or service roadmaps (or any information on features, functionality, or capability of any Purchaser roadmap), unless Amazon first gives its written approval. Supplier will enforce equivalent confidentiality requirements on all of its suppliers, business partners, and subcontractors that it works with and that accordingly may have knowledge of or access to any Confidential Information.

17.       Term and Termination.

17.1 Term. This Agreement will be effective during the “Term,” which means the 5-year period starting on the Effective Date (the “Initial Term”) and all Renewal Terms, if any. Following the expiration of the Initial Term, this Agreement will automatically renew for additional [* * *] (each, a “Renewal Term”) unless Amazon provides notice of termination at [* * *] before the expiration of the Initial Term or then current Renewal Term.

17.2 Termination by Amazon. Amazon may terminate this Agreement for cause by giving written notice to Supplier if Supplier: (a) breaches Section 16; (b) materially breaches any of this Agreement’s other provisions, and does not cure that breach within [* * *] of notice from Amazon; (c) becomes insolvent or becomes the subject of any proceeding under any bankruptcy, insolvency, or liquidation Law, which is not resolved favorably to Supplier within [* * *]; (d) becomes subject to property attachment, court injunction or court order which has a material adverse effect on its operations; or (e) undergoes a Change of Control to a direct competitor of Amazon. Amazon also may terminate this Agreement without cause by giving at least [* * *] written notice to Supplier, and as stated in other parts of this Agreement.

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17.3 Termination by Supplier. Supplier may terminate this Agreement by giving at least [* * *] written notice if (a) Amazon materially breaches any of this Agreement’s provisions and does not cure that breach within [* * *] of notice from Supplier and such breach is of such a nature that Supplier cannot reasonably be made whole through an award of monetary damages; (b) Amazon materially breaches any of this Agreement’s provisions and such breach is of such a nature that Supplier can reasonably be made whole through monetary damages and Amazon fails to pay any undisputed amount owed to Supplier in connection with such breach within [* * *] notice from Supplier, (c) Amazon becomes the subject of any proceeding under any bankruptcy, insolvency, or liquidation Law that is not resolved favorably to Amazon within [* * *], (d) if [* * *].

17.4 Effect of Termination. Upon expiration or any termination of this Agreement, Supplier will deliver to Amazon any Amazon Data in Supplier’s possession or control in a format and media reasonably acceptable to Amazon and will destroy all Amazon Data in compliance with Exhibit C. If Amazon terminates this Agreement for cause, Purchaser(s) will have no obligation to Supplier other than payment of any balance due for Product units it ordered and that were shipped to Purchaser(s) before termination and accepted. If this Agreement is terminated other than by Amazon for cause, Purchaser(s)’ sole liability and Supplier's exclusive remedy is payment for Product units that Purchasers accept under Purchase Orders that are outstanding as of the termination date and are not cancelled in accordance with this Agreement due to that termination. Purchaser will have no obligation to pay Supplier for any raw materials, parts, components, or work-in-process. Supplier will deliver to Purchaser all Product units that Purchaser has paid for. Also, upon termination Purchaser may place a final Purchase Order. For clarity, [* * *]. Notwithstanding anything to the contrary in this Section 17.4, Purchaser will be required to pay for fulfilled and accepted Purchase Orders and Wind Down Period Purchase Orders in accordance with the process in Section 7.1.

17.5 Survival. Sections 1.3 (with the exception of the last sentence of such section), 8, 10, 11 ([* * *]), 12, 13.1, 13.2, 14.2, 16, 17.4, 17.5, and 18 through 20 and the related Schedules and Exhibits will survive the expiration or termination (for any reason) of this Agreement. In addition, (a) Sections 1 through 7 , and 11, will survive for the duration of the Wind Down Period with respect to the purchase of all Products other than printer Products, (b) the terms of this Agreement will survive and apply to any Work Orders or addendum outstanding as of the effective date of termination or expiration, and (c) Section 9 will survive for the applicable Warranty Period for any Product.

18.       Exclusion of Certain Damages.

EXCEPT FOR LOSSES, DAMAGES OR LIABILITIES (i) ARISING UNDER SUPPLIER’S INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS AGREEMENT, (ii) TO THE EXTENT ARISING OUT OF ANY BREACH OF THE NDA OR THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT BY SUPPLIER OR ITS PERSONNEL, OR (iii) DUE TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL, FRAUDULENT OR CRIMINAL MISCONDUCT (COLLECTIVELY, “EXCLUDED LIABILITIES”), NEITHER PARTY WILL BE LIABLE UNDER ANY CIRCUMSTANCES FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF IT HAS NOTICE OF THAT THOSE KINDS OF DAMAGES MAY OCCUR.

IN ADDITION, EXCEPT FOR EXCLUDED LIABILITIES, NEITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER (AND THEIR RESPECTIVE AFFILIATES) RELATED TO OR IN CONNECTION WITH THIS AGREEMENT SHALL EXCEED  [* * *].

19.       Miscellaneous.

19.1 Communications. Supplier will use communication systems that Amazon reasonably requires to implement this Agreement (e.g., to receive and communicate about Forecasts and Purchase Orders, shipments, deliveries, returns, etc.). For the purposes of the Electronic Commerce Act 2000, the parties consent to the use of electronic communications and electronic signatures, for all purposes under this Agreement, subject to the notice requirements in this Agreement.

19.2 Language; Interpretation; Currency. This Agreement is executed in English only. Any translation of this Agreement into another language will be for reference only and without legal effect. The parties have fully negotiated this Agreement, and it will be interpreted according to the plain meaning of its terms without any presumption that it should be construed either for or against either party. Unless otherwise expressly stated, when used in this Agreement “include,” “includes,” and “including” are not exclusive or limiting; “Section” refers to this Agreement’s provisions; each “and” or “or” means “and” and “or”; “days” refers to consecutive calendar days including Saturdays, Sundays and holidays; “dollars” and the symbol “$” refer to United States dollars and the symbol “€” refer to Euros; and “Exhibit” refers to the Exhibits attached to this Agreement. Section headings in this Agreement are for ease of reference only.

19.3 Severability. If any court of competent jurisdiction finds any part of this Agreement to be invalid or unenforceable, then that part will be deemed modified to the extent necessary in order to render it valid and enforceable. If it cannot be so saved, it will be severed, and the remaining parts will remain in full force and effect.

19.4 Governing Law; Venue. This Agreement is governed by the substantive laws of the State of Washington, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. Any dispute arising under, in connection with, or incident to this Agreement or about its interpretation will be resolved exclusively in the state or federal courts located in King County, Washington. Supplier irrevocably submits to those courts’ venue and jurisdiction. Supplier waives all defenses of lack of personal jurisdiction and forum non-conveniens.

19.5 Continuing to Perform. During a dispute or notice or cure period in connection with this Agreement: (a) Supplier will continue to fulfill all its obligations under this Agreement, including all Product and Service delivery obligations, unless directed otherwise by Amazon in writing; and, (b) Purchaser will continue to pay correct and undisputed invoices for amounts payable by it under this Agreement. Supplier’s breach of this Section 19.5 will be an incurable, material breach of this Agreement.

19.6 Rights and Remedies Not Exclusive. All rights and remedies under this Agreement are not exclusive. The exercise of a right or remedy will not exclude or waive other rights or remedies under this Agreement, at law, or in equity.

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19.7 Injunctive Relief. Parties acknowledge that any material breach of Section 16 would cause irreparable harm for which the non-breaching party has no adequate remedies at law. Accordingly, each party is entitled to specific performance or injunctive relief for any such breach without any requirement for posting any bond or undertaking in connection therewith. In addition, Supplier further acknowledges that any material breach of Section 10, 11, 19.15, or 19.16 by Supplier would cause Purchaser irreparable harm for which Purchaser has no adequate remedies at law. Accordingly, Purchaser is entitled to specific performance or injunctive relief for any such breach without any requirement for posting any bond or undertaking in connection therewith.

19.8 Assignment. Supplier may not assign this Agreement, by contract or operation of law, including by way of a Change of Control transaction, without Amazon’s prior written consent. If Amazon does not consent to an Assignment of this Agreement pursuant to a Change of Control transaction, Supplier may terminate the Agreement with [* * *] prior notice.

19.9 Modification; Waiver. This Agreement may not be modified except by a written agreement dated after the Effective Date and signed in a non-electronic form by the party against which it is to be enforced. A waiver of one breach under this Agreement is not a waiver of any other breach. No waiver will be effective unless signed in a non-electronic form by the waiving party.

19.10 Independent Contractors. The parties are independent contractors, and nothing in this Agreement creates an employer-employee relationship, a partnership, joint venture, or other relationship between the parties. Neither party has authority to assume or create obligations of any kind on the other’s behalf. Supplier has exclusive control over its personnel and over its labor and employee relations and its policies relating to wages, hours, working conditions and other employment conditions. Supplier has the exclusive right to hire, transfer, suspend, lay-off, recall, promote, discipline, discharge, and adjust grievances with its personnel. Supplier is solely responsible for all salaries and other compensation of its personnel who provide Services and for making all deductions and withholdings from its employees’ salaries and other compensation and paying all contributions, taxes, and assessments. Supplier’s personnel are not eligible to participate in any employment benefit plans or other benefits available to Amazon employees. Supplier has no authority to bind Amazon to any agreement or obligation. Supplier will be solely responsible for all theft, damage, and misconduct related to its personnel.

19.11 Employment Law. Supplier will fully observe and comply with the provisions of all applicable employment legislation and regulations applicable to its performance under this Agreement, including the possible mandatory minimum wage requirements under applicable employment Laws, any mandatory collective labor law requirements of applicable employment Laws, and any other mandatory provisions of applicable employment Laws (e.g. maximum working time requirements, minimum paid holiday requirements, etc.) or any applicable code of practice (collectively “Employment Law”). Supplier will obtain all consents and keep all records which the Supplier is required to obtain and keep in respect of its personnel under Employment Law (“Employment Documentation”). Supplier will keep proper wage books and time sheets as required under Employment Law showing the wages paid and the time worked by its personnel in and about the performance of this Agreement. In addition, Supplier will retain copies of all wages slips or other statements of wages paid issued to any employees, and all wages books, time sheets, wage slips, statements of wages, and other Employment Documentation (if any) in relation to Supplier’s compliance with Employment Law for at least three years after the Term, unless required to retain for a longer period under Employment Law. Supplier will produce these documents on demand for inspection and copying by Amazon or any person authorized by Amazon.

19.12 Transfer Regulations. The parties believe that the European Communities transfer of undertaking rules (in particular Council Directive 2001/13/EC on the approximation of the Laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses, or parts of undertakings or businesses) or the transfer of undertakings provisions of any applicable employment Laws (“Transfer Regulations”) will not apply to this Agreement either at its commencement, assignment, termination, or expiry. However, in the event that the Transfer Regulations are held to apply to this Agreement, either at its commencement, assignment termination, or expiry, the Supplier will comply in full with its obligations under the Transfer Regulations. The Supplier agrees to indemnify Amazon on demand against all proceedings, actions, costs (including legal costs), charges, claims, expenses, damages, liabilities, losses, and demands incurred by Amazon: (i) in relation to any failure of the Supplier to comply with its obligations under the Transfer Regulations; (ii) in relation to any failure of the Supplier to comply with its obligations under this Section 19.12; and, (iii) in relation to a claim made by persons who are (or are deemed to be) employees of the Supplier at the time of commencement, assignment, termination, or expiry (howsoever arising) of this Agreement (in whole or in part), claim or are held to be employees of Amazon or any other person to whom Amazon may, following the assignment, termination, or expiry of this Agreement, grant a similar contract, where the claim arises by reason of the application of the Transfer Regulations or alleged application of the Transfer Regulations. The Supplier acknowledges that Amazon has relied on the obligations assumed by the Supplier in this Section 19.12 in deciding to enter into this Agreement. Any reference in this Section 19.12 to this Agreement will, where the context permits, include reference to any Work Order.

19.13 Records, Audits, Inspections. Supplier will maintain accurate and up-to-date written records in the normal course of its business, including records about Supplier’s performance under this Agreement (including quality programs and test documentation). Supplier will keep those records for at least 5 years from the date of the events being documented. Amazon or its agents (including without limitation, accountants, lawyers, or other specialists) may inspect Supplier’s manufacturing facilities and processes for the Products, and access and copy Supplier’s records in order to audit and verify Supplier’s compliance with this Agreement. The audit will be conducted on prior written notice at the expense of Amazon and will be performed during Supplier’s normal business hours. If the audit reveals a breach of this Agreement, then, without limiting Amazon’s other rights and remedies, Supplier will promptly reimburse Amazon for the costs associated with the audit. In addition, at Amazon’s request, Supplier will certify in writing to Amazon that it is in compliance with this Agreement.

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19.14 Taxes. Each party will be responsible, as required under applicable Law, for identifying and paying all taxes and other governmental fees and charges (and any penalties, interest, and other additions thereto) that are imposed on that party upon or with respect to the transactions and payments under this Agreement. Supplier may charge and Amazon will pay applicable federal, national, state, or local sales or use taxes or value added taxes that Supplier is legally obligated to charge (“Taxes”), as long as the Taxes are stated on the original invoice that Supplier provides to Amazon and Supplier’s invoices state the Taxes separately and meet the appropriate tax requirements of applicable Laws for a valid tax invoice. Amazon may provide Supplier with an exemption certificate acceptable to the relevant taxing authority, in which case, Supplier will not collect the Taxes covered by that certificate. Amazon may deduct or withhold any taxes that Amazon may be legally obligated to withhold from any amounts payable to Supplier under this Agreement, and payment to Supplier as reduced by these deductions or withholdings will constitute full payment and settlement to Supplier of amounts payable under this Agreement. Supplier may provide Amazon with an exemption certificate acceptable to the relevant taxing authority, in which case Amazon will not collect the Taxes covered by that certificate. Throughout the Term, Supplier will provide Amazon with any forms, documents, or certifications as may be required for Amazon to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement.

19.15 Amazon Data. Amazon Data is Amazon’s Confidential Information. Amazon owns and reserves all right, title, and interested in and to the Amazon Data, including any Intellectual Property Rights in the Amazon Data. Except as expressly set forth in the Agreement, Supplier has no right to use or disclose any Amazon Data, and no right, title, or interest in the Amazon Data is transferred to Supplier. Supplier may collect, use, store and retain only the Amazon Data that is expressly authorized under the applicable Purchase Order, and then may only collect, use, store and retain that Amazon Data solely as necessary for Supplier to provide the Products or perform the Services in accordance with this Agreement and that Purchase Order. Supplier (including its Affiliates and their Personnel) will not otherwise collect, monitor, use or retain any Data related to Amazon or its Affiliates. Supplier will not collect Amazon Data by means other than those authorized in this Agreement and the applicable Purchase Order, or as otherwise agreed in writing through an amendment to this Agreement or the applicable Purchase Order. Supplier will at no time monitor, collect, use or store any personally identifiable information other than on behalf of, and as directed by, Amazon. Without limiting any other rights or remedies that may be available to Amazon, Amazon may terminate this Agreement and any Purchase Orders immediately upon written notice to Supplier if Supplier breaches any of the provisions set forth in this Section 19.15. Within 30 days of Amazon’s request, Supplier will deliver to Amazon any Amazon Data in Supplier’s possession or control in a format and media reasonably acceptable to Amazon and (if requested by Amazon) will destroy all Amazon Data in compliance with Exhibit C.

19.16 Information Security. Supplier will comply in all respects with the Information Security Requirements, as updated from time to time (“InfoSec Policy”), the current version of which is attached to this Agreement as Exhibit C. In addition, Supplier will implement and maintain appropriate security measures in order to restrict access to Amazon Data to solely Supplier personnel that are performing Services for Amazon under the applicable Purchase Order. Supplier will immediately notify Amazon of any security breach relating to the Products or Services that may involve Amazon Data or any other Amazon Confidential Information.

19.17 No Obligation. Purchaser has no obligation to purchase any Product or Services. Nothing in this Agreement restricts Amazon’s and its Affiliates’ ability to directly and indirectly acquire, license, develop, manufacture, or distribute similar products with the same or similar functions as the Product or to perform services similar to the Services. Without limiting the foregoing, nothing in this Agreement will be construed as creating a requirements contract.

19.18 OFCCP Flow Down. To the extent applicable to Supplier for sales under this Agreement to Amazon or Amazon Affiliates in the U.S.:

As applicable, this contractor and subcontractor will abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status, or disability.

19.19 Entire Agreement. This Agreement, the Purchase Orders and Work Orders, together with all associated addendum, exhibits, and schedules, which are incorporated by this reference, and NDA, constitute the complete and final agreement of the parties pertaining to the Products and Services and supersede the parties’ related prior agreements, understandings, and discussions. To the extent that there is any conflict between the Standard Terms and an Addendum or other Exhibit, the Addendum or other Exhibit will control (in each case with the understanding that silence as to any given topic in any document does not create a conflict with terms expressly addressing that topic in another document). This Agreement and any Work Orders and addenda to this Agreement may be executed by facsimile and in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument. The parties may use standard business forms or other communications, but use of these forms is for convenience only and does not alter the provisions of this Agreement. NEITHER PARTY WILL BE BOUND BY, AND EACH SPECIFICALLY OBJECTS TO, ANY PROVISION THAT IS DIFFERENT FROM OR IN ADDITION TO THIS AGREEMENT (WHETHER PROFFERED VERBALLY OR IN ANY QUOTATION, INVOICE, SHIPPING DOCUMENT, ACCEPTANCE, CONFIRMATION, CORRESPONDENCE, PROPOSAL, OR OTHERWISE), UNLESS THAT PROVISION IS SPECIFICALLY AGREED TO IN A WRITING SIGNED BY BOTH PARTIES.

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20.       Definitions. For this Agreement, the following capitalized terms have the meanings listed here:

20.1 “Affiliate” means an entity that a party directly or indirectly controls, is controlled by, or is under common control with. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct, the management or policies of a corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, whether through the ownership of voting securities, by contract, or otherwise.

20.2 “Amazon Data” means all Data (a) collected, received, stored or maintained by the Supplier in connection with all Purchaser use of the Products or Supplier’s performance of its obligations under this Agreement (including Data collected by or associated with any cookies), (b) provided by Amazon to Supplier, or (c) derived from (a) or (b).

20.3 [* * *].

20.4 “Change of Control” means:  (a) Control of a party is acquired by a single transaction or a series of related transactions by an entity which is not an Affiliate of that party (a “Non-Affiliated Entity”); or (b) all or a substantial part of the business or assets of a party are sold or transferred to any Non-Affiliated Entity by way of a single transaction or series of related transactions.

20.5 “Confidential Information” has the meaning given it in the NDA.

20.6 “Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

20.7 “Data” means any data, records, files, content or information, in any form or format, including interim, processed, compiled, summarized, or derivative versions of this data, content or information.

20.8 “Delivery Date” means the delivery date according to agreed upon Incoterms, for Product or start date for Services stated in a Purchase Order, Work Order or addendum, if the Delivery Date is rescheduled as permitted under Section 5.1 or by other written agreement of the parties, then it means the rescheduled Delivery Date.

20.9 “Documentation” means all documentation relating to the Products, including all user manuals, operating manuals and other instructions, specifications, documents and materials, in any form or media, that describe any component, feature, requirement or other aspect of the Products, including their functionality, testing, operation or use.

20.10 [* * *].

20.11 [* * *].

20.12 [* * *].

20.13 “Force Majeure” means an act of God, war, civil insurrection, material damage to, or destruction of Supplier’s facility, the effects of which could not been avoided by Supplier’s commercially reasonable efforts and could not have been avoided or corrected through the exercise of reasonable diligence.

20.14 “Forecast” means each Purchaser forecast, if any, of estimated Product quantities and delivery dates.

20.15 “Hazard” means any danger of bodily injury or property damage.

20.16 “Ink” means ink that conforms to the Specifications and properly functions in the printer Products purchased by Purchaser without modification of the printer Products or any degradation in their performance.

20.17 [* * *]

20.18 “Law” or “Laws” means all laws, ordinances, regulations, rules, orders, and other requirements (including requirements for licenses, permits, certifications and approvals) of governmental authorities having jurisdiction.

20.19 “Maintenance Services” means those services described in Exhibit D.

20.20 “Market Value” means (a) for a printer Product, the applicable purchase price paid by Purchaser [* * *] and (b) for any other Product, the applicable purchase price paid by Purchaser.

20.21 “NDA” means the Mutual Nondisclosure Agreement between the parties identified on the signature pages above.

20.22 “Non-Conforming Product” or “NC Product” means a Product unit that: (a) does not conform to the Specifications; or, (b) does not comply with all of Supplier’s warranties in this Agreement as set forth in Section 8.

20.23 “Pre-Existing Work” means inventions or developments made by Supplier prior to or separate of an Amazon Owned Work Product that are used in or included in the Amazon Owned Work Product.

20.24 “Product” means (i) each product listed on Schedule 1, (ii) any other Supplier product purchased by Purchaser under this Agreement, or printer Products purchased by Amazon or its affiliates prior to the Effective Date, and (iii) parts and consumables for the products in clause (i) and (ii) above, in each case, including any Software, whether imbedded in the Product or provided separately.

20.25 “Proprietary Rights” means any and all existing or future trademarks, trade secrets, copyrights, patents, mask works rights, neighboring rights, and any other intellectual property or proprietary rights whether registered or unregistered.

20.26 “Purchase Order” means each written order for the Product that Purchaser submits under this Agreement.

20.27 “Purchaser” means Amazon, an Amazon Affiliate, or any [* * *] (including its Affiliates) that purchases under this Agreement.

20.28 “Purchaser Device” means any Amazon device or equipment or component of the device or equipment.

20.29 “Rules” means all Amazon rules, regulations, policies, procedures, and guidelines, including background checks, safety, health, environmental, and hazardous material management rules, rules prohibiting misconduct, use of physical aggression against persons or property, harassment, or theft that are applicable to third parties accessing an Amazon site.

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20.30 “Software” means any software and firmware contained within or supplied with or for use with the Product (examples of the latter include drivers) or Services, and all future versions and generations of that software and firmware.

20.31 “Source Code” means the human-readable language form of the software code that comprises (in object code form) the Software, as the software code was prepared and written by the software engineer(s) who developed the applicable Software, together with any build tools (e.g., compilers, linkers and other related tools), compile/link scripts, logic diagrams, program comments, installation scripts and other documentation and tools necessary for an ordinarily skilled software engineer to understand and be able to address errors in or create ports, updates, or other modifications to the software code, or to recompile the same into fully functioning object code of the applicable Software.

20.32 “Specifications” means any Supplier specifications attached as Schedule 2 or Documentation and any other materials agreed by the parties.

20.33 “Supplier” means the Supplier and each of its Affiliates that (i) Supplier utilizes to provide Products or Services under this Agreement, or (ii) accept Purchase Orders or Work Orders from a Purchaser for Amazon.

20.34 “Supplier Intellectual Property” is defined in Section 1.3.

20.35 “Supplier Technology” means all information, including fabrication drawings for all proprietary mechanical parts, formulas, manufacturing processes, bills of material, inventions, works of authorship, Source Code, object code, mask works, test procedures, test specifications, design specifications, schematics, assembly drawings, artwork, and any other information that would be useful to Amazon to modify, manufacture, develop, distribute, support, or maintain the Products, or any of them, which information is now in Supplier’s possession or which during the Term comes into Supplier’s possession. Without limiting the foregoing, Supplier Technology includes, for all Products to the extent essential for Amazon to modify (for the purpose of ensuring that the Products function correctly), manufacture, develop (for the purpose of ensuring that the Products function correctly), distribute, produce, support or maintain the Products: (a) all tooling details and procedures; (b) names, contact information, and reasonable detail regarding what each vendor does, for all vendors providing parts or services related to the manufacture, assembly, distribution, maintenance, and support of the Products; (c) all CAD and other electronic files related to production of the Products; (d) floor planning, layout, pad design, stack-up, and all relevant process information to manufacture and assemble the Products; (e) mask design files, design specifications to wafer vendor, packaging specifications, and other accompanying data for any proprietary chip production, dicing, testing, encapsulation, and bring-up; (f) all engineering specifications and detail, including all electronic files and formulas, necessary to manufacture all varieties of Ink (including without limitation, all Ink Technology) and all other consumables that Supplier makes available for the Products; and (g) all manuals, processes, and other information (including knowledge bases) necessary to provide support and maintenance for the Products.

20.36 “Term” is defined in Section 17.1.

20.37 “Work Order” means a written document signed by Supplier and Amazon or an Amazon Affiliate describing the terms and conditions for the performance of the covered Services.

20.38 “Work Product” means anything that Supplier is required to deliver to Amazon or an Amazon Affiliate (or to an [* * *] on behalf of Amazon) in connection with the Services or Products provided under this Agreement, including concepts, prototypes, works, inventions, information, drawings, designs, programs, or software (whether developed by Supplier, Supplier Affiliates or Supplier´s subcontractors or any of their personnel, either alone or with others, and whether completed or in-progress).

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Exhibit B

[* * *]

Master Purchase Agreement (Global) AMAZON CONFIDENTIAL	Page 15 of 27

Exhibit C

INFORMATION SECURITY REQUIREMENTS

1.	SCOPE; DEFINITIONS

1.1.	Security Policy. Supplier will comply in all respects with Amazon’s information security requirements set forth in this Exhibit C (the “Security Policy”). The Security Policy applies to Supplier’s performance under the Agreement and all access, collection, use, storage, transmission, disclosure, destruction or deletion of, and security incidents regarding, Amazon Information. This Security Policy does not limit other obligations of Supplier, including under the Agreement or Laws that apply to Supplier, Supplier’s performance under the Agreement, the Amazon Information or the Permitted Purpose. To the extent this Security Policy directly conflicts with the Agreement, Supplier will promptly notify Amazon of the conflict and will comply with the requirement that is more restrictive and more protective of Amazon Information (which may be designated by Amazon). Amazon may change this Security Policy from time to time at its sole discretion upon providing written notice to Supplier.

1.2.	Permitted Purpose. Supplier may access, collect, use, store, and transmit only the Amazon Information expressly authorized under the Agreement and solely for the purpose of providing the services under the Agreement, consistent with the licenses (if any) granted under the Agreement (the “Permitted Purpose”). Except as expressly authorized under the Agreement, Supplier will not access, collect, use, store or transmit any Amazon Information and will not Aggregate Amazon Information, even if Anonymized. Except with Amazon’s prior express written consent, Supplier will not (1) transfer, rent, barter, trade, sell, rent, loan, lease or otherwise distribute or make available to any third party any Amazon Information or (2) Aggregate Amazon Information with any other information or data, even if Anonymized.

1.3.	Definitions.

1.3.1.	“Aggregate” means to combine or store Amazon Information with any data or information of Supplier or any third party.

1.3.2.	“Anonymize” means to use, collect, store, transmit or transform any data or information (including Amazon Information) in a manner or form that does not identify, permit identification of, and is not otherwise attributable to any user, device identifier, source, product, service, context, brand, or Amazon or its affiliates.

1.3.3.	“Amazon Information” means, individually and collectively: (a) all Amazon Confidential Information (as defined in the Agreement or in the nondisclosure agreement between the Parties); (b) all other data, records, files, content or information, in any form or format, acquired, accessed, collected, received, stored or maintained by Supplier or its affiliates from or on behalf of Amazon or its affiliates, or otherwise in connection with the Agreement, the services, or the Parties’ performance of or exercise of rights under or in connection with the Agreement (including Amazon Data); and (c) derived from (a) or (b), even if Anonymized.

2.	AMAZON SECURITY POLICY.

2.1.	Basic Security Requirements. Supplier will, consistent with current best industry standards and such other requirements specified by Amazon based on the classification and sensitivity of Amazon Information, maintain physical, administrative and technical safeguards and other security measures (i) to maintain the security and confidentiality of Amazon Information accessed, collected, used, stored or transmitted by Supplier, (ii) to protect that information from known or reasonably anticipated threats or hazards to its security and integrity, accidental loss, alteration, disclosure and all other unlawful forms of processing, and (iii) that do not constitute unfair, deceptive or abusive acts or practices with respect to Amazon Information. Without limitation, Supplier will comply with the following requirements:

2.1.1.	Firewall. Supplier will install and maintain a working network firewall to protect data accessible via the Internet and will keep all Amazon Information protected by the firewall at all times. The firewall must provide both ingress and egress filtering, and have a default policy of blocking network traffic.

2.1.2.	Updates. Supplier will keep its systems and software up-to-date with the latest upgrades, updates, bug fixes, new versions and other modifications necessary to ensure security of the Amazon Information.

2.1.3.	Anti-virus. Supplier will at all times use best of breed anti-virus software and scanning technologies, and regularly updated signature files, to ensure that all operating systems, software and other systems hosting, storing, processing, or that have access to Amazon Information and are known to be susceptible or vulnerable to being infected by or further propagating viruses, spyware and malicious code, are and remain free from such viruses, spyware and malicious code. Supplier will mitigate threats from all viruses, spyware, and other malicious code that are or should reasonably have been detected.

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2.1.4.	Supplier Policy. Supplier will maintain and enforce an information and network security policy for employees, subcontractors, agents, and suppliers that meets the standards set out in this policy, including methods to detect and log policy violations. Upon request by Amazon, Supplier will provide Amazon with information on violations of Supplier’s information and network security policy, even if it does not constitute a Security Incident.

2.1.5.	Testing. Supplier will regularly test its security systems and processes to ensure they meet the requirements of this Security Policy.

2.1.6.	Access Controls. Supplier will secure Amazon Information, including by complying with the following requirements:

(A)	Supplier will assign a unique ID to each person with computer access to Amazon Information.

(B)	Supplier will restrict access to Amazon Information to only those people with a “need-to-know” for a Permitted Purpose.

(C)	Supplier will regularly review the list of people and services with access to Amazon Information, and remove accounts that no longer require access. This review must be performed at least once every 180 days.

(D)	Supplier will not use manufacturer-supplied defaults for system passwords and other security parameters on any operating systems, software or other systems. Supplier will mandate and ensure the use of system-enforced “strong passwords” in accordance with the best practices (described below) on all systems hosting, storing, processing, or that have or control access to, Amazon Information (e.g., internal system-level account passwords) and will require that all passwords and access credentials are kept confidential (e.g., not shared amongst personnel). Passwords must EITHER:

i.	[* * *], OR

ii.	Meet the following criteria:

a.	[* * *];

b.	[* * *].

c.	do not match previous passwords, the user’s login, a dictionary word or common name; and

d.	are regularly replaced after no more than [* * *].

(E)	Supplier will maintain and enforce “account lockout” by disabling accounts with access to Amazon Information when an account exceeds more than 10 consecutive incorrect password attempts.

(F)	Supplier will track all access to Amazon Information by unique ID and will maintain a secure record of that access for at least the trailing 90 days, or such longer period specified by Amazon based on the classification and sensitivity of the Amazon Information.

(G)	Except where expressly authorized by Amazon in writing, Supplier will isolate Amazon Information at all times (including in storage, processing or transmission), from Supplier’s and any third party information.

(H)	If additional physical access controls are specified in an Order based on the classification and sensitivity of Amazon Information, Supplier will implement and use those secure physical access control measures.

(I)	Supplier will provide to Amazon, on an annual basis or more frequently upon Amazon’s request, (1) log data about all use (both authorized and unauthorized) of Amazon’s accounts or credentials provided to Supplier for use on behalf of Amazon (e.g., social medial account credentials), and (2) detailed log data about any impersonation of, or attempt to impersonate, Amazon personnel or Supplier personnel with access to Amazon Information.

(J)	Supplier will regularly review access logs for signs of malicious behavior or unauthorized access.

2.1.7.	[* * *].

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2.1.8.	“In Bulk” Access. Except where expressly authorized by Amazon in writing, Supplier will not access, and will not permit access to, Amazon Information “in bulk” whether the Amazon Information is in an Amazon- or Supplier-controlled database or stored in any other method, including storage in file-based archives (e.g., flatfiles), etc. For purposes of this section, “in bulk” access means accessing data by means of database query, report generation or any other mass transfer of data. Specifically, this section prohibits any access to Amazon Information except for access to individual records as needed for the Permitted Purpose. Supplier will preserve detailed log data on attempted or successful “in bulk” access to Amazon Information, and provide reports from these logs as part of its obligations under Section 2.6 (Security Review). In the event that an Order provides Amazon’s written authorization for access to Amazon Information “in bulk”, Supplier will (1) limit such access to specified employees and specific roles with the “need to know”, and (2) use tools that limit access and require explicit authorization and logging of all access.

2.1.9.	Supplier Personnel. Amazon may condition access to Amazon Information by Supplier personnel on (i) Amazon’s pre-approval of the authorized Supplier personnel and (ii) Supplier personnel’s execution and delivery to Amazon of individual nondisclosure agreements, the form of which is specified by Amazon. If Amazon informs Supplier that these restrictions apply to particular Amazon Information, Supplier will (a) immediately restrict access to that Amazon Information and all related information to only those Supplier personnel that satisfy the conditions imposed by Amazon, (b) if required by Amazon, obtain and deliver to Amazon signed individual nondisclosure agreements from Supplier personnel that will have access to the Amazon Information (prior to granting access or providing information to the Supplier personnel), (c) maintain a list of all Supplier personnel who have accessed or received the Amazon Information and promptly provide that list to Amazon upon request, and (d) notify Amazon no later than 24 hours after any specific individual Supplier personnel authorized to access Amazon Information in accordance with this section: (y) no longer needs access to Amazon Information or (z) no longer qualifies as Supplier personnel (e.g., the personnel leaves Supplier’s employment).

2.2.	Access to Amazon Extranet and Supplier Portals. Amazon may grant Supplier access to Amazon Information via web portals or other non-public websites or extranet services on Amazon’s or a third party’s website or system (each, an “Extranet”) for the Permitted Purpose. If Amazon permits Supplier to access any Amazon Information using an Extranet, Supplier must comply with the following requirements:

2.2.1.	Permitted Purpose. Supplier and its personnel will access the Extranet and access, collect, use, view, retrieve, download or store Amazon Information from the Extranet solely for the Permitted Purpose.

2.2.2.	Accounts. Supplier will ensure that Supplier personnel use only the Extranet account(s) designated for each individual by Amazon and will require Supplier personnel to keep their access credentials confidential. .

2.2.3.	Systems. Supplier will access the Extranet only through computing or processing systems or applications running operating systems managed by Supplier and that include: (i) system network firewalls in accordance with Section 2.1 (Firewall); (ii) centralized patch management in compliance with Section 2.1.1 (Updates); (iii) operating system appropriate anti-virus software in accordance with Section 2.1.3 (Supplier Policy); and (iv) for portable devices, full disk encryption in accordance with Section 2.2.5 (Data Transmission).

2.2.4.	Restrictions. Except if approved in advance in writing by Amazon, Supplier will not download, mirror or permanently store any Amazon Information from any Extranet on any medium, including any machines, devices or servers,.

2.2.5.	Account Termination. Supplier will terminate the account of each of Supplier’s personnel and notify Amazon no later than 24 hours after any specific Supplier personnel who has been authorized to access any Extranet (a) no longer needs access to Amazon Information or (b) no longer qualifies as Supplier personnel (e.g., the personnel leaves Supplier’s employment).

2.3.	Data Transmission. Supplier will comply with Amazon’s standards for protecting the confidentiality and integrity of all transmissions of Amazon Information, including the requirements set forth below. Supplier acknowledges and agrees that Amazon’s choice of encryption mechanisms may depend on a number of factors such as technical capability, transaction volume, latency requirements, and availability requirements.

2.3.1.	Encryption. If Supplier transmits Amazon Information, it must transmit all Amazon Information using an Amazon-approved mechanism for data transmission, which include the following (and may include other methods as specified by Amazon):

(A)	Accepted Encryption Algorithms.

i.	[* * *]

ii.	[* * *]

iii.	[* * *].

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(B)	Accepted Transport encryption methods

i.	Common Internet protocols (e.g., AS2, HTTP, XML/HTTP) over TLS 1.2 or greater, with certificate-based authentication

ii.	Digitally signed and encrypted PGP (Pretty Good Privacy) or GPG (Gnu Privacy Guard) or S/MIME (Secure MIME) or XML-ENC messages over any transport

iii.	IPSec connections, using suites “VPN-B”, “Suite-B-GCM-128” or ”Suite-B-GCM-256”

iv.	SFTP or SSH connections, using 128-bit (or stronger) symmetric encryption and host key verification.

2.3.2.	Verification. For all message-based encryption schemes employing digital signatures (including PGP and S/MIME), Supplier will verify the digital signature of the message and reject all messages with invalid signatures.

2.3.3.	Confidentiality. For all encryption schemes employing public key cryptography, Supplier will ensure the confidentiality of the private component of the public-private key pair and will promptly notify Amazon if the private key is compromised. Encryption keys must not be shared with Third Party Providers or any other third parties.

2.3.4.	Third Party Systems. Without limitation, Supplier will only use the methods approved in Section 2.3 (Encryption) to encrypt files or backups that include any Amazon Information before storing such information in any third party systems, networks or other storage devices (including “cloud” services or public utility file storage services) (“Third Party System”).

(A)	Supplier will give Amazon prior notice and obtain Amazon’s prior written approval before it uses any Third Party System that stores or may otherwise have access to Amazon Information, unless a) the data is encrypted in accordance with this Security Policy, and b) the Third Party System will not have access to the decryption key or unencrypted “plain text” versions of the data. Amazon reserves the right to require an Amazon security review (in accordance with Section 2.5 (Security Review)) of the Third Party System before giving approval.

(B)	If Supplier uses any Third Party Systems that store or otherwise may access unencrypted Amazon Information, Supplier must perform a security review of the Third Party Systems and their security controls and will provide Amazon periodic reporting about the Third Party System’s security controls in the format requested by Amazon (e.g., SASE70 or its successor report), or other recognized industry-standard report approved by Amazon).

2.4.	Data Retention and Destruction.

2.4.1.	Retention. Supplier will retain Amazon Information only for the purpose of, and as long as is necessary for, the Permitted Purpose.

2.4.2.	Return or Deletion. Supplier will promptly (but within no more than 72 hours after Amazon’s request) return to Amazon and permanently and securely delete all Amazon Information upon and in accordance with Amazon’s notice requiring return and/or deletion. Also, Supplier will permanently and securely delete all live (online or network accessible) instances of the Amazon Information within 90 days after the earlier of completion of the Permitted Purpose or termination or expiration of the Agreement.

2.4.3.	Archival Copies. If Supplier is required by Law to retain archival copies of Amazon Information for tax or similar regulatory purposes, this archived Amazon Information must be stored in one of the following ways:

(A)	As a “cold” or offline (i.e., not available for immediate or interactive use) backup stored in a physically secure facility; or

(B)	Encrypted in accordance with Section 2.2.5 (Data Transmission), where the system hosting or storing the encrypted file(s) does not have access to a copy of the key(s) used for encryption.

2.4.4.	Recovery. If Supplier performs a “recovery” (i.e., reverting to a backup) for the purpose of disaster recovery, Supplier will have and maintain a process that ensures that all Amazon Information that is required to be deleted pursuant to the Agreement or this Security Policy will be re-deleted or overwritten from the recovered data in accordance with this Section 2.4 within 24 hours after recovery occurs. If Supplier performs a recovery for any purpose, no Amazon Information may be recovered to any third party system or network without Amazon’s prior written approval. Amazon reserves the right to require an Amazon security review (in accordance with Section 2.5 (Security Review)) of the third party system or network before permitting recovery of any Amazon Information to any third party system or network.

2.4.5.	Deletion Standards. All Amazon Information deleted by Supplier will be deleted in accordance with the NIST Special Publication 800-88 Revision 1, Guidelines for Media Sanitation December 18, 2014 (available at http://nvlpubs.nist.gov/nistpubs/SpecialPublications/NIST.SP.800-88r1.pdf ), or through degaussing of magnetic media in an electromagnetic flux field of 5000+ GER, or by shredding or mechanical disintegration, or such other standards Amazon may require based on the classification and sensitivity of the Amazon Information. With respect to Amazon Information encrypted in compliance with this Security Policy, this deletion may be done by permanently and securely deleting all copies of the keys used for encryption.

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2.5.	Forensic Destruction. Before disposing in any manner of any hardware, software, or any other media that contains, or has at any time contained, Amazon Information, Supplier will perform a complete forensic destruction of the hardware, software or other media so that none of the Amazon Information can be recovered or retrieved in any form. Supplier will perform forensic destruction in accordance with the standards Amazon may require based on the classification and sensitivity of the Amazon Information. Supplier will not sell, resell, donate, refurbish, or otherwise transfer (including any sale or transfer of any such hardware, software, or other media, any disposition in connection with any liquidation of Supplier’s business, or any other disposition) any hardware, software or other media that contains, or has at any time contained, Amazon Information and all data storing devices have not been Forensically Destroyed by Supplier.

2.6.	Security Review.

2.6.1.	Initial Review. If Amazon requests, Supplier will undergo an initial security review (to be conducted by, and in accordance with standards specified by, Amazon or its authorized representatives), including the completion of a risk assessment questionnaire provided by Amazon. Supplier will cooperate and provide Amazon with all required information within a reasonable time frame but no more than 20 calendar days from the date of Amazon’s request.

2.6.2.	Amazon reserves the right to periodically request Supplier to complete a new Amazon risk assessment questionnaire.

2.6.3.	Certification. Upon Amazon’s written request, Supplier will certify in writing to Amazon that it is in compliance with this Agreement.

2.6.4.	Other Reviews. Amazon reserves the right to periodically review the security of systems that Supplier uses to process Amazon Information. Supplier will cooperate and provide Amazon with all required information within a reasonable time frame but no more than 20 calendar days from the date of Amazon’s request.

2.6.5.	Remediation. If any security review identifies any deficiencies, Supplier will, at its sole cost and expense, promptly take all actions necessary to remediate those deficiencies.

2.7.	Security Incidents. Supplier will inform Amazon within 8 hours of detecting any actual or suspected unauthorized access, collection, acquisition, use, transmission, disclosure, corruption or loss of Amazon Information, or breach of any environment (i) containing Amazon Information, or (ii) managed by Supplier with controls substantially similar to those protecting Amazon Information (each, a “Security Incident”). Supplier will remedy each Security Incident in a timely manner and provide Amazon written details regarding Supplier’s internal investigation regarding each Security Incident. Supplier agrees not to notify any regulatory authority, nor any customer, on behalf of Amazon unless Amazon specifically requests in writing that Supplier do so and Amazon reserves the right to review and approve the form and content of any notification before it is provided to any party. Supplier will cooperate and work together with Amazon to formulate and execute a plan to rectify all confirmed Security Incidents.

2.8.	General. All choices (no matter how described) by Amazon under this Agreement will be made in its sole discretion. Any list of examples following “including” or “e.g.” is illustrative and not exhaustive, unless qualified by terms like “only” or “solely.” All references to standards for security requirements under this Security Policy refer to the specified standards and their respective successor versions or equivalent versions, as they may be updated, unless Amazon specifies otherwise. All notices under this Security Policy will be given in accordance with the requirements for notices under the Agreement.

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Exhibit D

SERVICES AND SERVICE LEVEL AGREEMENT

A.	[* * *]

1.	[* * *].

2.	[* * *]:

2.1	[* * *];

2.2	[* * *];

2.3	[* * *];

2.4	[* * *];

2.5	[* * *];

2.6	[* * *]; and

2.7	[* * *].

3.	SCHEDULED DOWNTIME. “Scheduled Downtime” is any amount of time that printer Products are not expected to be available and operable for access and use by Purchaser. Scheduled Downtime shall not exceed [* * *] % of total month hours. Scheduled Downtime includes:

3.1	automatic self-maintenance or self-cleaning performed by the printer Products;

3.2	scheduled outages by Supplier as agreed upon between the parties. Supplier shall notify Amazon at least 5 business days in advance of all scheduled outages of the printer Products in whole or in part.

4.	[* * *].

5.	[* * *].

5.1	[* * *].

5.2	[* * *].

5.3	[* * *].

B. Maintenance and Warranty Services.

Supplier shall provide Maintenance and Warranty Services for the Products (collectively, “Support Services”) in accordance with the provisions of this Exhibit D at the rates specified in Schedule 1.

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1.	MAINTENANCE SERVICE RESPONSIBILITIES. Supplier shall:

1.1	[* * *];

1.2	[* * *];

1.3	[* * *];

1.4	[* * *];

1.5	[* * *];

1.6	[* * *];

1.7	[* * *];

1.8	[* * *]; and

1.9	[* * *].

2.	SERVICE MAINTENANCE. Supplier shall make continuous efforts to [* * *]:

2.1	[* * *].

2.2	[* * *]; and

2.3	[* * *].

3.	SUPPORT SERVICE LEVEL REQUIREMENTS. Supplier shall [* * *].

3.1	[* * *].

3.2	Response and Resolution Time Service Levels. [* * *]

3.3	Escalation. [* * *].

4.	AMAZON FACILITIES. Services will be provided, upon election by Amazon, at facilities in, but not limited to, the following US regions (and approximate metropolitan areas) (collectively, along with other facilities mutually agreed upon, the “Amazon Facilities”):

■	[* * *]

Note: [* * *].

5.	SERVICE CONTACTS. Supplier hereby designates the following people as Support Contacts:

[NAME 1]

[EMAIL ADDRESS]

[PHONE NUMBER]

[NAME 2]

[EMAIL ADDRESS]

[PHONE NUMBER]

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SCHEDULE 1

PRICING

Printers

Purchase Price

Over any [* * *] period starting on May 1, 2016 or its anniversary (each, a “Printer Measurement Period”), Purchaser may purchase AV-1000 printers from Supplier for:

Number of Printers Ordered by Purchaser during Applicable Printer Measurement Period	Cost per AV-1000 printer
[* * *]	[* * *]
[* * *]	[* * *]

Rebate Terms

Upon Purchaser’s placement of an order which would result in [* * *] printers having been invoiced or ordered for immediate shipment within a Printer Measurement Period, a rebate of $[* * *] (the “Printer Volume Rebate”) will be applied to the order. If the total amount of the order is less than Printer Volume Rebate, then Supplier will credit any remainder of the Printer Volume Rebate against any Purchaser accounts receivable outstanding at the time of the order. If after such credit is applied any portion of the Printer Volume Rebate remains, Supplier will remit payment of such remainder to Amazon within 30 days of the applicable order.

Shipping

The Purchaser will be charged Supplier’s cost of shipping the applicable printer Product units to a Purchaser - with no markup. Shipping costs to Purchaser designated locations in the United States shall not exceed (“Max Printer Shipping Charge”):

■	Via Sea Freight - $[* * *] per printer Product unit

■	Via Air Freight - $[* * *] per printer Product unit

The Max Printer Shipping Charge for shipping to locations outside of the United States will be agreed upon by the parties prior to shipment.

The parties will discuss the Max Printer Shipping Charge at least once a year and may adjust the Max Printer Shipping Charge by mutual written agreement. The Max Printer Shipping Charge may be exceeded only if agreed to by Amazon prior to shipment.

Ink

Purchase Price

Over any [* * *] period starting on May 1, 2016 or its anniversary (each, an “Ink Measurement Period”), Purchaser may purchase ink from Supplier for:

Liters of Ink Ordered by Purchaser during Applicable Ink Measurement Period	Cost per liter
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

Rebate Terms

●	[* * *]

Shipping

[* * *]

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Parts

Purchase Price

All printer Product parts will be provided during the Warranty Period at no cost to Purchaser.

After the expiration of the Warranty Period, Purchaser will be charged at Supplier’s actual cost for such Product part plus a 10% markup. Supplier will provide documentation of its direct costs upon Amazon’s request. Supplier will supply Purchaser a price list for Product parts upon Amazon’s request.

Rebate Terms

No rebate for parts.

Shipping

During the Warranty Period, Supplier will pay all costs associated with shipping printer Product parts.

After the expiration of the Warranty Period, The Purchaser will be charged Supplier’s cost of shipping the applicable Product parts with no markup.

Consumables

Purchase Price

For the 12 months after May 1st, all consumables other than fixation (including, but not limited to, flushing fluid, etc.), will be sold to Purchaser [* * *].

Fixation will be sold to Purchaser at $[* * *] per gallon.

Rebate Terms

No rebate for consumables.

Shipping

Purchaser will be charged for Supplier’s cost of shipping with no markup.

Upgrades

Purchase Price

Purchaser, at its sole discretion, may purchase upgrades for Product parts upon general availability of such upgrade and according to the following schedule:

Upgrade Part	Unit Price
Recirculating print heads	[* * *]
Bulk ink delivery system	[* * *]
Quick release pallet	[* * *]

Rebate Terms

[* * *]

Warranty

Price

$[* * *] per printer Product unit per Warranty Period Extension.

Maintenance Services

Price

Maintenance Services will cost $[* * *] per Purchaser designated site per year.

Software products and Training

Software products that are not embedded to the printing system and additional training requested by Amazon beyond that provided as part of the Maintenance Services will be charged [* * *].

Calculation of Purchase Volumes

When calculating purchase volumes under this Agreement (e.g., for the purpose of determining pricing and rebates for printers and Ink), all purchases by all Purchasers will be aggregated and that total purchase volume will be used.

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SCHEDULE 2

SPECIFICATIONS

[* * *]

(total of 2 pages)

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SCHEDULE 3

OPEN SOURCE SOFTWARE USED BY QPP

Software	Source	Source Link	License Link

.NET Framework	Microsoft	https://www.microsoft.com/net	https://msdn.microsoft.com/en-us/ library/ms994405.aspx

Log4net	Apache Logging Services	https://logging.apache.org/log4net	https://logging.apache.org/log4net/ license.html

State machine toolkit	Code Project	http://www.codeproject.com/Articles/11663 /A-NET-State-Machine-Toolkit-Part-I	http://www.codeproject.com/info/ cpol10.aspx

Master Purchase Agreement (Global) AMAZON CONFIDENTIAL	Page 26 of 27

SCHEDULE 4

CONSIGNMENT PARTS

[to be agreed upon by the parties in the next monthly business 360 meeting ]

Master Purchase Agreement (Global) AMAZON CONFIDENTIAL	Page 27 of 27